Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Reports Fiscal 2005 First-Quarter Results

•	Raises Fiscal 2005 Earnings Guidance 20 Percent to $0.83 to $0.93 Per Share

•	Sales Increase to $387 million, 38 Percent Over Last Year’s First Quarter

•	Net Income Increases to $3.9 Million, or $0.14 Per Share

CLEVELAND, Ohio – July 26, 2004 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its fiscal 2005 first-quarter results for the period ended June 30, 2004. For the first quarter, the Company reported sales increased 38 percent to $386.7 million compared with $279.6 million for the first quarter last year. Net income for the quarter was $3.9 million, or $0.14 per diluted share, compared with a net loss of $1.5 million, or $0.05 per diluted share in the first quarter last year. The Company also raised its guidance for fiscal 2005, now expecting annual sales to increase 20 to 25 percent over fiscal 2004, with earnings per share to be in the range of $0.83 to $0.93 per diluted share.

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “During the first quarter Agilysys continued to aggressively market its products and services in an improving information technology spending environment, which resulted in an outstanding sales performance. Our strong performance in the quarter and pipeline of sales opportunities position us well to achieve our increased sales and net income expectations.”

Gross margin for the quarter was 12.6 percent, compared with 12.5 percent reported for the first quarter in the previous year.

Selling, general and administrative expenses as a percentage of sales improved to 10.1 percent from 11.3 percent in the first quarter of the previous year. This was primarily due to continued cost containment and the increased year-over-year sales level.

Company Updates Fiscal 2005 Business Outlook
 Because of its first-quarter performance and positive outlook, Agilysys is updating its previously announced expectations for fiscal 2005. The Company now anticipates sales to grow between 20 and 25 percent over fiscal 2004 sales of $1.4 billion. Agilysys said full-year gross margin is expected to be closer to the lower end of the Company’s original fiscal 2005 guidance of 12.8 to 13.1 percent of sales.

Selling, general and administrative expenses are anticipated to be approximately 9.5 percent of sales for fiscal 2005. Net income for the full fiscal year is now expected to be in the range of $0.83 to $0.93 per diluted share.

Agilysys also said it now expects to incur fiscal 2005 capital expenditures of approximately $2.0 million, depreciation and amortization of approximately $9.2 million and interest expense, net of interest income, of approximately $5.5 million, assuming no additional retirement of its Senior Notes.

Conference Call Information
 A conference call to discuss the quarterly results is scheduled for 10 a.m. ET on Monday, July 26, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at 1 p.m. ET on Monday, July 26, 2004, through midnight ET on Monday, August 2, 2004, accessible by dialing 877-344-7529 or 412-858-1440 (event code #359 and passcode #350468).

Forward-Looking Language
 Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
 Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. In addition, the Company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com

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AGILYSYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30
(In Thousands, Except Per Share Amounts)	2004	2003
Net Sales	$386,672	$279,593
Cost of Goods Sold	338,007	244,666

Gross Margin	48,665	34,927
Operating Expenses
Selling, General and Administrative Expenses	38,950	31,695
Restructuring Charges	189	463

Operating Income	9,526	2,769
Other (Income) Expense
Other (Income) Expense, net	(239)	53
Interest Expense, net	1,289	2,414
Gain on Retirement of Mandatorily Redeemable Convertible Trust Preferred Securities	—	(734)

Income Before Income Taxes	8,476	1,036
Provision for Income Taxes	3,102	414
Distribution on Mandatorily Redeemable Convertible Trust Preferred Securities, net of Tax	1,360	1,330

Income (Loss) from Continuing Operations	4,014	(708)
Loss from Discontinued Operations	164	749

Net Income (Loss)	$3,850	$(1,457)

Earnings Per Share – Basic and Diluted
Continuing Operations	$0.14	$(0.02)
Discontinued Operations	—	(0.03)

Net Income (Loss)	$0.14	$(0.05)

Weighted-Average Shares Outstanding
Basic	28,015	27,748
Diluted	28,418	27,748
Cash Dividends Per Share	$0.03	$0.03

AGILYSYS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts at June 30, 2004 are Unaudited)

	June 30	March 31
(In Thousands, Except Share and Per Share Amounts)	2004	2004
ASSETS
Current Assets
Cash and Cash Equivalents	$205,936	$149,903
Accounts Receivable, net	273,880	295,272
Inventories, net	50,087	52,236
Deferred Income Taxes	7,279	9,255
Prepaid Expenses	1,851	2,234
Assets of Discontinued Operations	1,611	5,451

Total Current Assets	540,644	514,351
Goodwill	180,117	179,975
Investments	20,041	18,819
Property and Equipment, net	33,448	35,121
Other Assets	14,271	11,396

Total Assets	$788,521	$759,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$237,696	$208,115
Accrued Liabilities	33,634	39,047
Liabilities of Discontinued Operations	4,028	4,006

Total Current Liabilities	275,358	251,168
Long-Term Debt	59,466	59,503
Deferred Income Taxes	3,503	4,426
Other Liabilities	10,455	10,150
Mandatorily Redeemable Convertible Trust Preferred Securities	125,425	125,425
Shareholders’ Equity
Common Shares, at $0.30 Per Share Stated Value; 32,198,156 and 32,115,614 Shares Outstanding at June 30, 2004 and March 31, 2004, Respectively, Including 3,589,940 Subscribed for Shares and 53,273 Shares in Treasury at June 30, 2004 and March 31, 2004	9,577	9,553
Capital in Excess of Stated Value	126,921	126,070
Retained Earnings	222,696	219,594
Unearned Employee Benefits	(42,325)	(42,325)
Unearned Compensation on Restricted Stock	(2,118)	(2,499)
Accumulated Other Comprehensive Loss	(437)	(1,403)

Total Shareholders’ Equity	314,314	308,990

Total Liabilities and Shareholders’ Equity	$788,521	$759,662